EXHIBIT 99.1

[LOGO] AIRSPAN

                                                PRESS RELEASE


                    Airspan Networks Announces Fourth Quarter
                      and Full Year 2004 Financial Results

                   Record Sales and Net Profit for the Quarter

BOCA RATON, Fla.--February 9, 2005 - Airspan Networks Inc. (Nasdaq: AIRN) today announced fourth quarter financial results for the period ending December 31, 2004. The Company reported revenues for the fourth quarter of $37.5 million, up 42% from the third quarter of 2004 and up 316% versus the fourth quarter of 2003. The net profit attributable to common stockholders for the fourth quarter was $0.07 per share on a diluted basis, versus a loss of $(0.09) per share in the third quarter of 2004 and a loss of $(0.19) per share in the fourth quarter 2003. Full year reported revenues for 2004 were $94.6 million, over three times the $30.7 million of reported revenue in 2003. The net loss per share for the full year 2004 was $(0.27) versus $(0.84) for 2003.

Business Highlights

      o Airspan continued to make substantial deliveries of Proximity products to Axtel in Mexico. New Proximity orders were also placed by Lanka Bell and Telstra in the fourth quarter.

      o Sales of the WipLL product line reached their highest quarterly level. The product line continued to enjoy an increasing level of orders from customers in all geographic regions. In the past two years, the Company has grown the customer base from an initial five customers to more than 200 direct and indirect customers, including over 65 in the USA. Significant repeat business occurred in the quarter in North America, Europe and Asia, while Airspan announced the signing of new contracts with SES, Impsat and Newcom in Latin America in the fourth quarter.

      o Cash, including restricted cash, stood at $68.0 million at the end of the fourth quarter, compared with $68.4 million at the end of the third quarter of 2004 and $35.5 million at the end of the fourth quarter of 2003. Cash spent on the business for the full year was approximately $1.0 million, down from $19.9 million in 2003.

      o Growing support for WiMAX across the telecommunications industry was the backdrop


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Fourth Quarter 2004 Earnings - page 2 of 6


            for Airspan's continued investment in research and development for new products and the announcement in October 2004 of a strategic partnership with picoChip to deliver the first fully upgradeable reference designs for WiMAX base stations.

      o The Company announced its intention in the fourth quarter to acquire Arelnet for $8.7M in cash and stock. Arelnet's leading capabilities in Voice over IP softswitch and media gateways are expected to strengthen the Airspan WiMAX product offerings. The acquisition is expected to be accretive for the year and to close early in the second quarter of 2005.

Financial Results

Fourth quarter revenue of $37.5 million was 42% higher than the $26.5 million recorded for the third quarter of 2004 and 316% higher than the $9.0 million in the fourth quarter of 2003. The Company recorded a gross profit of $10.5 million in the quarter. Gross profit as a percentage of revenue was 28%. This compared to a gross profit of $7.1 million, or 27%, for the third quarter of 2004 and a gross profit of $2.3 million, or 26% recorded for the fourth quarter of 2003. Full year 2004 revenues totaled $94.6 million, over three times the $30.7 million recorded in 2003. Gross profits for the year of $27.4 million were more than nine times the $3.0 million recorded in 2003.

The Company's fourth quarter operating expenses of $10.4 million were $0.7 million lower than the third quarter's operating expenses. Net profit for the fourth quarter of 2004 was $3.3 million, or $0.07 per share, compared to a loss of $3.5 million, or $(0.09) per share, in the third quarter of 2004 and a loss of $6.7 million, or $(0.19) per share, in the fourth quarter of 2003. Full year 2004 net loss was $10.0 million, or $(0.27) per share, compared to $29.5 million, or $(0.84) per share, for 2003. In the fourth quarter of 2004 the Company recognized a tax credit of $2.0 million, relating primarily to losses given up for cash payments for research and development activities in the United Kingdom.

The Company's cash balance, including restricted cash, stood at $68.0 million at the end of 2004. Cash grew in the year from $35.5 million at the end of 2003, due primarily to the sale of 73,000 shares of series A preferred stock for $29.2 million in the third quarter and the sale of 834,560 shares of treasury stock for $4.4 million in the fourth quarter.

"We are very pleased to have exceeded our quarterly and full-year guidance and to have achieved profitability in the fourth quarter, as previously predicted," said Eric Stonestrom,


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Fourth Quarter 2004 Earnings - page 3 of 6


Airspan's president and chief executive officer. "A fourth consecutive quarter of record revenues saw the top line grow by another 40%. This was achieved by strong performances across most of our product lines. At the same time we were able to reduce the level of operating expenses, while we continued to invest in the next-generation WiMAX platform. I'm proud of what we have been able to achieve in 2004. Our revenues have trebled versus 2003, and in 2004 we consistently narrowed the operating loss quarter over quarter. We also spent approximately $1 million on operations for the full year 2004, ending the year with $68.0 million of cash and no long term debt, and well capitalized to take advantage of the opportunities being presented by the growing market. We have established a strong and diverse portfolio of products and customers that, with the expected addition of the ArelNet portfolio, will continue to be the core of our business as we move towards the release of next-generation WiMAX products."

"Reporting our first net profit from operations is a landmark event for the Company, and it was achieved by improvements in many areas," said Peter Aronstam, chief financial officer. "The top line continued to grow, driving gross profits higher. Operational expenses have stabilized as we deliver customer requirements more efficiently. Cash management is strong, with a low operational cash burn achieved by a continued emphasis on the collection of receivables and sound inventory management. These are all areas we will continue to focus on in 2005."

Outlook

Mr. Stonestrom also commented that the Company expects revenues for the first quarter to be in the range of $22 million, and to show growth in the first half of 2005 of 50% over the first half of 2004. The loss in the first quarter is expected to be in the range of $3.0 to $3.5 million. "We enter the new year with good prospects for growth in 2005, through organic expansion of our business, new acquisitions, and the introduction of WiMAX products."

Investor Conference

The Company has scheduled an investor conference call for 5 p.m. EST today. The dial-in numbers for the live conference call are as follows: US toll-free number is 1-866-814-1916; international access dial-in number is 1-703-639-1360. Reference the Airspan Networks quarterly conference call.

There will be a live webcast of the conference call available on the Investors/Presentations section of the Airspan Web site at http://www.airspan.com. The webcast will also be distributed

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Fourth Quarter 2004 Earnings - page 4 of 6


over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at http://www.companyboardroom.com or by visiting any of the investor sites in CCBN's Individual Investor Network such as America Online's Personal Finance Channel, Fidelity Investments(R) (http://www.fidelity.com) and others. Institutional investors can access the call via CCBN's password protected event management site, StreetEvents (http://www.streetevents.com).

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the Airspan Web site for 30 days. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 1-703-925-2533. Please use access code 622830.

About Airspan Networks Inc.


Airspan Networks provides wireless voice and data systems and solutions, including Voice Over IP (VoIP), to operators around the world in both licensed and unlicensed frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong product roadmap that includes offerings compliant with the new WiMAX 802.16-2004 standard, and software upgradeability to 802.16e from the time the WiMAX products are introduced. Airspan is on the Board and a founder member of the WiMAX Forum. The Company has deployments with more than 200 operators in more than 100 countries. Airspan's systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan's systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com


This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "targets", "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) a loss of any of our key customers; (vi) our ability to retain Axtel, Mexico, as our largest customer; and (vii) our ability to continue to sell the Proximity products on terms and conditions comparable to those currently utilized. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.


For Investment and Media Inquiries, contact:
--------------------------------------------
Peter Aronstam
Senior Vice President & Chief Financial Officer
Airspan Networks, Inc.
Tel: +1 561 893-8682
Fax: +1 561 893-8681
Email: paronstam@airspan.com


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Fourth Quarter 2004 Earnings - page 5 of 6


                              Airspan Networks Inc

                        Consolidated Statements of Income
               (in thousands except for share and per share data)


                                                     Three months ended                 Year to date
                                                  December        December        December        December
                                                  31, 2003        31, 2004        31, 2003        31, 2004
                                                ------------    ------------    ------------    ------------
                                                         (unaudited)                     (unaudited)
Revenue                                         $      9,023    $     37,523    $     30,651    $     94,647
Cost of revenue                                       (6,332)        (26,975)        (22,945)        (66,144)
Inventory provision                                     (348)             --          (4,746)         (1,099)
                                                ------------    ------------    ------------    ------------
Gross profit                                           2,343          10,548           2,960          27,404
                                                ------------    ------------    ------------    ------------

Operating expenses:
Research and development                               3,593           4,510          14,395          18,794
Sales and marketing                                    2,860           2,919          10,389          11,013
Bad debt provision                                       946              --             946             549
General and administration                             2,066           2,821           8,741          11,042
Amortization of intangibles                               41             144             172             723
Restructuring provision                                  431              --             750             413
                                                ------------    ------------    ------------    ------------
Total operating expenses                               9,937          10,394          35,393          42,534
                                                ------------    ------------    ------------    ------------

(Loss) / profit from operations                       (7,594)            154         (32,433)        (15,130)

Net interest and other income                            921           1,133           2,983           3,217

                                                ------------    ------------    ------------    ------------
(Loss) / profit before tax                            (6,673)          1,287         (29,450)        (11,913)
                                                ------------    ------------    ------------    ------------

Income tax charge / (credit)                               1          (1,988)              5          (1,938)

                                                ------------    ------------    ------------    ------------
Net (loss) / profit                             $     (6,674)   $      3,275    $    (29,455)   $     (9,975)
                                                ============    ============    ============    ============

Net (loss) / profit per share - basic           $      (0.19)   $       0.09    $      (0.84)   $      (0.27)

Weighted average shares outstanding - basic       35,436,133      37,259,980      35,073,315      36,441,932

Net (loss) / profit per share - diluted         $      (0.19)   $       0.07    $      (0.84)   $      (0.27)

Weighted average shares outstanding - diluted     35,436,133      47,005,638      35,073,315      36,441,932


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Fourth Quarter 2004 Earnings - page 6 of 6


                              Airspan Networks Inc

                           Consolidated Balance Sheets
                                 (in thousands)


                                                               December        December
                                                               31, 2003        31, 2004
                                                             ------------    ------------
                                                                              (unaudited)
                                     ASSETS
Current Assets
Cash and cash equivalents                                    $     33,926    $     66,296
Restricted cash                                                     1,588           1,687
Accounts receivable                                                12,509          20,947
Unbilled accounts receivable                                           54              43
Inventory                                                          18,215          12,834
Prepaid expenses and other current assets                           4,570           5,702
                                                             ------------    ------------
              Total Current Assets                                 70,862         107,509

Property, plant and equipment, net                                  3,736           3,707
Goodwill, net                                                       3,136             789
Intangible assets, net                                              4,554           1,672
Long-term accounts receivable                                          --             305
Other non-current assets                                              984           1,216
                                                             ------------    ------------
              Total Assets                                   $     83,272    $    115,198
                                                             ------------    ------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                                             $      7,751    $     24,615
Accrued taxes                                                         449             653
Deferred revenue                                                      989             627
Customer Advances                                                  15,070           4,789
Other accrued expenses                                             10,000          11,349
                                                             ------------    ------------
              Total Current Liabilities                            34,259          42,033
                                                             ------------    ------------
Stockholders' Equity
Preferred Stock                                                        --              --
Common stock                                                           11              11
Note receivable - stockholder                                        (130)            (87)
Additional paid in capital                                        215,209         249,917
Treasury stock                                                       (797)             --
Other comprehensive income                                          1,839             418
Accumulated deficit                                              (167,119)       (177,094)
                                                             ------------    ------------
              Total Stockholders' Equity                           49,013          73,165
                                                             ------------    ------------

                                                             ------------    ------------
              Total Liabilities and Stockholders' Equity     $     83,272    $    115,198
                                                             ============    ============